GAIN Capital Announces Monthly Metrics for June 2014

Bedminster, New Jersey (July 10, 2014) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of June 2014.

Retail metrics

•	Retail OTC trading volume[1] of $166.1 billion, a decrease of 7.4% from May 2014 and an increase of 7.3% from June 2013.

•	Average daily retail OTC trading volume of $7.9 billion, a decrease of 3.0% from May 2014 and an increase of 2.2% from June 2013.

•	Active retail OTC accounts[2] of 94,261, a decrease of 1.0% from May 2014 and an increase of 47.0% from June 2013.

•	Futures contracts of 518,637, a decrease of 5.8% from May 2014 and an increase of 11.1% from June 2013.

•	Average daily futures contracts of 24,697, a decrease of 1.3% from May 2014 and an increase of 11.9% from June 2013.

•	Total funded accounts[3] of 130,840, a decrease of 0.3% from May 2014 and an increase of 34.9% from June 2013.

Institutional metrics

•	Total institutional trading volume[4] of $479.9 billion, an increase of 4.8% from May 2014 and an increase of 30.7% from June 2013.

•	Average daily institutional volume of $22.9 billion, an increase of 9.8% from May 2014 and an increase of 24.5% from June 2013.

•	GTX trading volume[5] of $446.1 billion, an increase of 6.0% from May 2014 and an increase of 21.5% from June 2013.

•	Average daily GTX volume of $21.2 billion, an increase of 11.1% from May 2014 and an increase of 15.7% from June 2013.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

1 U.S. dollar equivalent of notional amounts traded
2 Retail OTC accounts that executed a transaction during the last 12 months
3 Retail accounts that maintained a cash balance
4 U.S. dollar equivalent of notional amounts traded
5 U.S. dollar equivalent of notional amounts traded

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital
GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com